Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 3, 2011, relating to the financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for noncontrolling interests in 2009) and financial statement schedule of Michael Baker Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2010.
/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania
May 6, 2011